EXHIBIT 10.12

5 July 2004

Jiri Nor
Chairman and President
Astris Energi, Inc.
2175-6 Dunwin Drive
Mississauga, Ontario, Canada

Dott. Ing. Massimo Luminari
Direttore Generale
Electronic Machining s.r.l.
38068 Rovereto (Tn)
Via F. Zeni, 8

COOPERATION AGREEMENT

Whereas:

I.
Astris Energi, Inc. (ASTRIS) is a Canadian based, publicly traded (ASRNF.OB) company with corporate offices in Mississauga, Ontario, Canada and an affiliated technology center (Astris s.r.o.) located in the Czech Republic, and

II.	ASTRIS is a world leader in the development and practice of alkaline fuel cell (AFC) technology with more than twenty years of progressive experience, and

III.	ASTRIS is intent on moving towards full commercialization of AFC technology with a key next step of developing pilot and then full scale manufacturing lines, and

IV.	Electronic Machining s.r.l. (ELMA) ia an Italian based privately held company with corporate offices and technical development facilities in and around Roverto, Trento, Italy, and

V.	ELMA has an established record of achievement in research activities and in the advancement of manufacturing processes, and

VI.	ELMA desires to expand its field of interest to become a hydrogen/fuel cell center of expertise in Trento/Italy/Europe.

Therefore:

1.	Cooperation. ASTRIS and ELMA (together, the Parties) agree to cooperate in the area of AFC technology. Such cooperation shall include, but not be limited to:

a.
ASTRIS will licence the use of AFC technology by, and provide support for the AFC technology to, ELMA in the forms of documentation, technical services, equipment and materials (the “Confidential Information”) as determined by ASTRIS, with an objective of quickly and continuously bringing ELMA to an advanced state of AFC technical readiness.

b.
ELMA will put in place facilities, equipment and personnel whereby a capability is established for working on specified research and development tasks (tasks to be recommended by ASTRIS and mutually agreed to by the Parties) related to AFC technology broadly, AFC electrode and stack issues, AFC power plant issues, manufacturing and assembly processes for AFC components and AFC testing equipment for manufactured AFC products.

c.
ASTRIS and ELMA will work together/cooperatively to develop an AFC marketing and sales plan targeted to the Italian market; such a plan to include educational materials and promotional materials. The intent of the Parties is to cooperatively produce demonstration products and install them across several appropriately selected market applications (stationary, transportation, and portable).

2.
Coordination. The Parties recognize the capabilities of Energie Rinnovabili Italia srl(ERI), based in Genova Via Sat’Elia 45-52, Italy, a privately held company focused on energy technology and whose Principal is Dr. Stefano Palma (an experienced fuel cell practitioner). The Parties agree to engage ERI as the coordinator of activity between ASTRIS and ELMA.

3.
Compensation/Costs. The Parties agree that ELMA will be the beneficiary of ASTRIS’ licence of AFC technology and that compensation for such licence is due to ASTRIS as the licensor and to ERI as the coordinator.

a.
ELMA agrees to purchase from ASTRIS at market competitive prices mutually agreed on between the Parties, goods (products and equipment) and services (consultancy based and task specified). ASTRIS agrees to provide such goods and services in a prompt and professional manner. See Annex 1 for further details.

b.	All local ELMA program costs (to include but not limited to personnel and facilities) are the sole responsibility of ELMA.
c.
ASTRIS agrees to compensate ERI (Dr. Stefano Palma) via an award of 50,000 Astris shares in the form of options (strike price determined by the average share price of ASTRIS shares in the thirty day period immediately preceding the effective date of this agreement; vesting period one year; term being the shorter of five years or the term of this agreement).

d.	ELMA agrees to compensate ERI (Dr. Stefano Palma) on terms and conditions to be mutually established between ELMA and ER.

4.
Intellectual Property. The Parties agree that all intellectual property created or established at ELMA or at ASTRIS as a result of this Agreement shall be owned by ASTRIS. ASTRIS and ELMA will establish within three months of the effective date of this agreement a formal intellectual property program whereby discovery and registration by ASTRIS of intellectual property produced is facilitated. Such program shall, among other things, describe the process by which ELMA shall be compensated via royalties and/or otherwise recognized for intellectual property that it creates under this Agreement. ELMA agrees at all times, before and after the termination of this Agreement, to assist, and shall cause its officers, directors, employees, representatives, agents and advisors at all times to assist, ASTRIS or its designate, at ASTRIS’ expense, to secure ASTRIS’ rights in such intellectual property rights relating thereto in any and all countries. The obligations of ELMA out in this section shall survive termination of this Agreement indefinitely.

5.	Terms/Conditions. The Parties agree as follows regarding the term of this Agreement and conditions associated with this Agreement:

a.	Subject to prior termination of this Agreement pursuant to paragraph f below, the term of this Agreement is three years commencing on its effective date.
b.	The term of this Agreement may be extended for an additional term or terms under arrangements and conditions mutually agreed to by the Parties in writing.
c.	That so long as this Agreement is effective, ASTRIS’ AFC based technical development and market development efforts in Italy shall be exclusively through ER and with ELMA.
d.	That so long as this Agreement is effective, ELMA’s AFC based technical development and market development relationship will be exclusively through ERI and with ASTRIS.
e.	That the Parties will negotiate in good faith to expand the role of ELMA as a key ASTRIS representative (technically and in a marketing sense) in Europe.
f.	Provisions for termination of this Agreement include the following:
I.	Either party shall have the right to terminate the Agreement upon delivery or prior written notice of not less than 60 days.
II.
ASTRIS may terminate this Agreement immediately upon delivery of written notice where ELMA is in breach of its obligations under this Agreement and has not remedied such default within 15 days of delivery of written notice by ASTRIS or ELMA specifying such breach.

6.
Confidentiality and Restricted Use of Confidential Information. ELMA shall treat all Confidential Information furnished, or to be furnished, to ELMA in any medium whatsoever in accordance with the provisions of this Agreement, and to take, or abstain from taking, the other actions as set forth in this paragraph. The Confidential Information shall be used by ELMA solely for the purpose of performing ELMA’s obligations under this Agreement and absolutely for no other purpose whatsoever, and will be kept strictly confidential by ELMA and its officers, directors, employees, representatives, agents and advisors; provided that (i) any of such Confidential Information may be disclosed to ELMA’s officers, directors, employees, representatives, agents and advisors who need to know such Confidential Information for the purpose of performing ELMA’s obligations under this Agreement (ii) such Confidential Information may be otherwise disclosed to the extent that ASTRIS has expressly given its prior written consent and (iii) such Confidential Information may be disclosed to the extent required by law. The obligations set out in this section shall survive the termination of this Agreement indefinitely.

7.
Public Announcements. The parties hereto agree that neither they nor any of their respective subsidiaries, officers, directors, employees or agents shall disclose to any third party or publicly announce this Agreement until such time as the parties hereto agree in writing to make such disclosure or announcement or unless otherwise required by law or regulation. Any public announcement concerning the Agreement shall be approved in advance by appropriate officers of parties hereto.

8.
Survival. If this Agreement is terminated in accordance with Section 5 above, it shall become void and of no further force and effect, except for the provisions of Sections 4, 6, 7, 8 and 9 which shall survive such termination indefinitely; provided that the foregoing shall not relieve any party from liability for damages actually incurred as a result of any breach of Sections 4, 6, 7, 8 or 9 of this Agreement.

9.	General Provisions

(1)	No party hereto may transfer or assign its rights or obligations hereunder without prior written consent of the other party hereto.

(2)
This Agreement may be executed and delivered in counterparts by facsimile. An executed counterpart of this Agreement is transmitted by facsimile bearing the signatures of an authorized signing officer shall be as enforceable as if an originally executed copy of same had been signed and delivered.

This Agreement is subject to the approvals of the respective Boards of Directors of the Parties.

FOR ASTRIS:	FOR ELMA:

/s/ Jiri Nor	/s/ Massimo Luminari
Jiri Nor, Chairman and President	Massimo Luminari, Direttore Generale
15 October, 2004	11 October, 2004